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                                                                      EXHIBIT 11

COMPUTATION OF PER SHARE DATA:

(In thousands, except per share data)

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                                                              THREE MONTHS ENDED
                                                                 JUNE 30, 1999
                                                               -----------------
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BASIC NET INCOME PER SHARE:

    Net Income ..............................................       $ 24,390

    Weighted average number of common shares
    outstanding .............................................         95,785
                                                                    --------

    Basic Net Income Per Share ..............................       $   0.25
                                                                    ========

DILUTED NET INCOME PER SHARE:

    Net Income ..............................................       $ 24,390

    Weighted average number of common and common equivalent shares assuming issuance of all outstanding dilutive stock options and restricted stock:

        Common stock ........................................         95,785
        Dilutive stock options ..............................          6,426
        Restricted stock ....................................            991
                                                                    --------

           Total ............................................        103,202
                                                                    --------

    Diluted Net Income Per Share ............................       $   0.24
                                                                    ========
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